EXHIBIT 10(o)

This                          is entered into this              day of              by and between Wal-Mart Stores, Inc. (hereinafter “Wal-Mart”) and                          (hereinafter “the Associate”). The parties agree as follows:

1. ACKNOWLEDGMENTS. As part of this Agreement, the parties specifically acknowledge that

(A) Wal-Mart is a major retail operation, with stores located throughout the United States and in certain foreign locations;

(B) the Associate has accepted a position as                          of Wal-Mart and is a key executive as defined by the Executive Committee;

(C) as an essential part of its business, Wal-Mart has cultivated long term customer and vendor relationships and goodwill, which are difficult to develop and maintain, which require a significant investment of time, effort, and expense, and which can suffer significantly upon the departure of key executives;

(D) in the development of its business, Wal-Mart has also expended a significant amount of time, money, and effort in developing and maintaining confidential, proprietary, and trade secret information which, if disclosed or misused, could harm Wal-Mart’s business and its competitive position in the retail marketplace;

(E) as                         , the Associate has access to confidential and proprietary trade secret information and other confidential information, including business plans and strategies, that would be of considerable value to Wal-Mart’s competitors; and

(F) Wal-Mart is entitled to take appropriate steps to ensure (i) that its Associates do not make use of confidential information gained during the course of their employment with Wal-Mart and (ii) that no individual associate or competing entity gains an unfair competitive advantage over Wal-Mart.

2. TRANSITION PAYMENTS. In the event that Wal-Mart should initiate the termination of the Associate’s employment, Wal-Mart will, for a period of two (2) years from the effective date of such termination (“the Transition Period”), continue to pay the Associate his or her base salary at the rate in effect on the date of termination, subject to such withholding as may be required by law and subject to the following conditions and offsets:

(A) Transition Payments will not be payable if the Associate is terminated as the result of a violation of Wal-Mart policy;

(B) In the event that the Associate is demoted or reassigned so that he or she ceases to be a key executive as defined or determined by the Executive Committee, the Associate will no longer be bound by the Covenant Not to Compete set forth in Paragraph 3 below and will cease to be eligible for any of the benefits or payments (e.g., Transition Payments) provided by this Agreement. In addition, it is understood that, upon ceasing to be a key executive, the Associate would forfeit the stock options granted by this Agreement, but only to the extent that those options have not vested as of the date of demotion or reassignment.

(C) No Transition Payments will be payable if the Associate voluntarily resigns or retires from his or her employment with Wal-Mart;

(D) Given the availability of other programs designed to provide financial protection in such circumstances, Transition Payments will not be payable under this Agreement in the event of the Associate’s death or disability. If the Associate should die during the Transition Period, Transition Payments will cease at that time, and his or her heirs will have no entitlement to the continuation of such payments. Transition Payments will not be affected by the disability of the Associate during the Transition Period.

(E) Transition Payments will be offset by any amounts that the Associate may earn during the Transition Period by virtue of self-employment or employment with, or involvement in, an entity other than a Competing Business as defined in Paragraph 3(B) below. Violation by the Associate of his obligations under Paragraph 3 or Paragraph 4 below, or any other act that is materially harmful to Wal-Mart’s business interests, during the Transition Period will result in the immediate termination of Transition Payments in addition to any other remedies that may be available to Wal-Mart;

(F) Transition Payments will be payable on such regularly scheduled paydays as may be adopted and instituted by Wal-Mart for its other salaried employees.

(G) Receipt of Transition Payments will not entitle the Associate to participate during the Transition Period in any of the other incentive, stock option, profit sharing, or other associate benefit plans or programs maintained by Wal-Mart, and the Associate shall be entitled to participate in such plans or programs only to the extent that the terms of the plan or program provide for participation by former associates. Such participation, if any, shall be governed by the terms of the applicable plan or program.

3. COVENANT NOT TO COMPETE. In exchange for                         , for his or her inclusion in the Transition Payment program set forth in Paragraph 2, and for other good and valuable consideration, the Associate agrees, promises, and covenants as follows:

(A) For a period of two (2) years from the date on which his or her employment with Wal-Mart terminates, and regardless of the cause or reason for such termination, the Associate will not directly or indirectly

(i) own, manage, operate, finance, join, control, advise, consult, render services to, have a current or future interest in, or participate in the ownership, management, operation, financing, or control of, or be employed by or connected in any manner with, any Competing Business as defined below in Paragraph 3(B); or

(ii) solicit for employment, hire or offer employment to, or otherwise aid or assist any person or entity other than Wal-Mart in soliciting for employment, hiring, or offering employment to, any employee of Wal-Mart or any of its affiliates;

(B) For purposes of this Agreement, the term “Competing Business” shall include any general or specialty retail, wholesale, or merchandising business that sells goods or merchandise of the types sold by Wal-Mart at retail to consumers that (i) is located within the United States or any other country in which Wal-Mart or its affiliates either operate a store or are known to the Associate to have plans to open or acquire an operation within the next twenty-four (24) months, and (ii) that has gross annual sales volume or revenues attributable to its retail operations in excess of U.S. $2 billion or is reasonably expected to have gross sales volume or revenues of more than U.S. $2 billion in either the current fiscal year or the next following fiscal year. “Competing Business” as of the date of this Agreement shall specifically include, but is not limited to, such entities as Target/Dayton Hudson, Costco, K-Mart, Home Depot, Dollar General, Family Dollar, Kohls, Hudson Bay Company, Carrefour, HEB, and Fred Meyers.

(C) Ownership of an investment of less than the greater of $25,000 or 1% of any class of equity or debt security of a Competing Business will not be deemed ownership or participation in ownership of a Competing Business for purposes of this Agreement.

(D) The covenant not to compete contained in this Paragraph 3 shall be binding upon the Associate, and shall remain in full force and effect, regardless of whether the Associate qualifies, or continues to remain eligible, for the Transition Payments described in Paragraph 2 above. Termination of the Transition Payments pursuant to Paragraph 2 will not release the Associate from his or her obligations under this Paragraph 3.

4. PRESERVATION OF CONFIDENTIAL INFORMATION. The Associate agrees that he or she will not at any time, directly or indirectly, use or disclose any Confidential Information obtained during the course of his or her employment with Wal-Mart except as may be authorized by Wal-Mart. “Confidential Information” shall include any non-public information pertaining to Wal-Mart’s business, and shall include information obtained by the Associate during the course of, or as a result of, his or her employment with Wal-Mart, including, without limitation, information regarding Wal-Mart’s processes, suppliers (including the terms, conditions, or other business arrangements with such suppliers), advertising and marketing plans and strategies, profit margins, seasonal plans, goals, objectives and projections, compilations, analyses, and projections regarding Wal-Mart’s business, trade secrets, salary, staffing, compensation, and other employment data, and any “know-how,” techniques, practice or any technical information not of a published nature regarding Wal-Mart’s business.

5. REMEDIES FOR BREACH. The parties shall each be entitled to pursue all legal and equitable rights and remedies to secure performance of their respective obligations and duties under this Agreement, and enforcement of one or more of these rights and remedies will not preclude the parties from pursuing any other rights and remedies. The Associate acknowledges that a breach of the provisions of Paragraph 3 or Paragraph 4 above could result in substantial and irreparable damage to Wal-Mart’s business, and that the restrictions contained in Paragraphs 3 and 4 are a reasonable attempt by Wal-Mart to protect its rights and to safeguard its confidential information. The Associate expressly agrees that upon a breach or a threatened breach by the Associate of the provisions of Paragraph 3 or Paragraph 4, Wal-Mart will be entitled to injunctive relief to restrain such violation, and the Associate hereby expressly consents to the entry of such temporary, preliminary, and/or permanent injunctive relief as may be necessary to enjoin the violation of Paragraph 3 or Paragraph 4. The parties further agree that any action relating to the interpretation, validity, or enforcement of this Agreement shall be brought in the appropriate state or federal court encompassing Benton County, Arkansas, and the parties hereby expressly consent to the jurisdiction of such courts. The Associate further agrees that in any claim or action involving the execution, interpretation, validity, or enforcement of this Agreement, he or she will seek satisfaction exclusively from the assets of Wal-Mart, and will hold harmless all of Wal-Mart’s individual directors, officers, employees, and representatives.

6. SEVERABILITY. In the event that a court of competent jurisdiction shall determine that any portion of this Agreement is invalid or otherwise unenforceable, the parties agree that the remaining portions of the Agreement shall remain in full force and effect. The parties also expressly agree that if any portion of the covenant not to compete set forth in Paragraph 3 shall be deemed unenforceable, then the Agreement shall automatically be deemed to have been amended to incorporate such terms as will render the covenant enforceable to the maximum extent permitted by law.

7. NATURE OF THE RELATIONSHIP. Nothing contained in this Agreement shall be deemed or construed to constitute a contract of employment for a definite term. The parties acknowledge that the Associate is not employed by Wal-Mart for a definite term, and that either party may sever the employment relationship at any time and for any reason not otherwise prohibited by law.

8. ENTIRE AGREEMENT. This document contains the entire understanding and agreement between the Associate and Wal-Mart regarding the subject matter of this Agreement. This Agreement supersedes and replaces any and all prior understandings or agreements between the parties regarding this subject, and no representations or statements by either party shall be deemed binding unless contained herein.

9. MODIFICATION. This Agreement may not be amended, modified, or altered except in a writing signed by both parties or their designated representatives.

10. SUCCESSORS AND ASSIGNS. This Agreement will inure to the benefit of, and will be binding upon, Wal-Mart, its successors and assigns, and on the Associate and his or her heirs, successors, and assigns. No rights or obligations under this Agreement may be assigned to any other person without the express written consent of all parties hereto.

11. COUNTERPARTS. This Agreement may be executed in counterparts, in which case each of the two counterparts will be deemed to be an original and the final counterpart will be deemed to have been executed in Bentonville, Arkansas.

12. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Arkansas.

13. STATEMENT OF UNDERSTANDING. By signing below, the Associate acknowledges (a) that he or she has received a copy of this Agreement, (b) that he or she has read the Agreement carefully before signing it, (c) that he or she has had ample opportunity to ask questions concerning the Agreement and has had the opportunity to discuss the Agreement with legal counsel of his or her own choosing, and (d) that he or she understands his or her rights and obligations under this Agreement, and enters into this Agreement voluntarily.

WAL-MART STORES, INC.

By:

	Date	Date

SCHEDULE TO EXHIBIT

This Schedule of Executive Officers Who Have Executed a Post-Termination Agreement and Covenant Not to Compete, Together with Summary of Material Differences From Form of Agreement Filed Herewith is included pursuant to Instruction 2 of Item 601(a) of Regulation S-K for the purposes of setting forth the material details in which the specific agreements differ from the form of agreement filed herewith as Exhibit 10(o).

Executive Officer	Date of Agreement	Provision For Equity Award at Time of Execution of Agreement

Thomas M. Coughlin	September 3, 1998	Option Equal to 100% of Base Salary

Michael T. Duke	May 6, 1998	Option Equal to 100% of Base Salary

Charles M. Holley	March 30, 2000	Restricted Stock Grant of 6,522 shares

Thomas D. Hyde	July 14, 2001	Restricted Stock Grant of 65,455 shares

John B. Menzer	July 23, 1998	Option Equal to 100% of Base Salary

Thomas M. Schoewe	January 31, 2000	N/A

H. Lee Scott, Jr.	June 30, 1998	Option Equal to 100% of Base Salary

B. Kevin Turner	September 20, 1998	Restricted Stock Grant of 6,531 shares